Somnigroup Announces Refinancing of Credit Facilities

– Lowers Cost of Capital, Extends Duration

DALLAS, TX, July 27, 2026 – Somnigroup International Inc. (NYSE: SGI, "Company" or "Somnigroup") today announced that it has successfully completed the amendment of its $2.9 billion senior secured credit facilities, which include a $1.7 billion revolver and a $1.2 billion term loan A.

The agreement amends and extends Somnigroup's existing credit facilities while providing an incremental $700 million of liquidity. The Company utilized the incremental $700 million to repay a portion of its term loan B outstanding, reducing expected annual interest expense by approximately $5 million.

Somnigroup Chairman and CEO Scott Thompson said, "We are pleased to complete the refinancing of our credit facilities, lowering our cost of capital, extending our debt maturities, and enhancing our financial flexibility. The transaction positions the company for future growth while optimizing our capital structure."

Thompson added, "We appreciate the strong support from our numerous lending partners from around the world that participated in this transaction. Their commitment reflects their confidence in our business, and long-term strategic objectives."

Additional details regarding the refinanced credit facilities are available in the Company's Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Forward-Looking Statements

This communication contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of Somnigroup's plans, guidance, objectives, goals, strategies and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates," "outlook" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding Somnigroup’s expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities and plans and objectives of management. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that Somnigroup will realize these expectations, meet its guidance or that these beliefs will prove correct.

About Somnigroup
Somnigroup (NYSE: SGI) is the world's leading bedding company, dedicated to transforming how the world sleeps. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams.
Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster®, and Sleepy's®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored solutions.

Somnigroup Investor Relations Contact

Lauren Avritt
Investor Relations
Somnigroup International Inc.
Investor.relations@somnigroup.com